SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
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NAVISITE, INC.

(Name of Registrant as Specified in Charter)

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Preliminary Copy

NAVISITE, INC.

400 Minuteman Road
Andover, Massachusetts 01810

NOTICE OF ACTION TAKEN PURSUANT TO
WRITTEN CONSENT OF STOCKHOLDERS

To the stockholders of NaviSite, Inc.:

      This Notice and the accompanying Information Statement are being furnished to the stockholders of NaviSite, Inc., a Delaware corporation (the “Company”), in connection with action taken by the holders of at least a majority of the issued and outstanding voting securities of the Company, approving, by written consent dated May 6, 2004, the following corporate actions:

1. The issuance of (i) 3,000,000 shares of the Company’s Common Stock to Surebridge, Inc., and (ii) the shares of the Company’s Common Stock issuable upon the conversion of convertible promissory notes made by the Company to Surebridge, Inc.; and

2. The amendment of the Company’s Amended and Restated 2003 Stock Incentive Plan to increase the maximum number of shares of the Company’s Common Stock available for issuance thereunder from 3,800,000 to 6,800,000 shares.

      We are not asking you for a proxy and you are requested not to send us a proxy.

      Your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information. The accompanying Information Statement also serves as the notice required by Section 228 of the Delaware General Corporation Law of the taking of a corporate action without a meeting by less than unanimous written consent of the stockholders of the Company.

By Order of the Board of Directors,

KENNETH DRAKE
Secretary

Andover, Massachusetts

June [     ], 2004

NOTICE OF ACTION TAKEN PURSUANT TO WRITTEN CONSENT OF STOCKHOLDERS
INFORMATION STATEMENT
APPROVAL OF THE ISSUANCE OF THE FIXED SHARES AND THE CONVERSION SHARES
APPROVAL OF THE STOCK PLAN AMENDMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ADDITIONAL INFORMATION ABOUT NAVISITE
SUMMARY COMPENSATION TABLE
STOCK OPTION GRANTS IN THE FISCAL YEAR ENDED JULY 31, 2003
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

Preliminary Copy

NAVISITE, INC.

400 Minuteman Road
Andover, Massachusetts 01810

INFORMATION STATEMENT

We are not asking you for a proxy and you are requested not to send us a proxy.

General

      This Information Statement is being furnished by NaviSite, Inc., a Delaware corporation (“NaviSite” or the “Company”), in connection with action taken by the holders of at least a majority of the issued and outstanding voting securities of the Company, approving, by written consent dated May 6, 2004, the following corporate actions:

1. The issuance of (i) 3,000,000 shares of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), to Surebridge, Inc., and (ii) the shares of the Company’s Common Stock issuable upon the conversion of convertible promissory notes made by the Company to Surebridge, Inc.; and

2. The amendment of the Company’s Amended and Restated 2003 Stock Incentive Plan to increase the maximum number of shares of the Company’s Common Stock available for issuance thereunder from 3,800,000 to 6,800,000 shares.

      This Information Statement is being provided pursuant to the requirements of Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to inform holders of Common Stock entitled to vote or give an authorization or consent in regard to the matters acted upon by written consent. This Information Statement is being mailed on or about June [     ], 2004, to the Company’s stockholders of record as of May 6, 2004 (the “Record Date”). The Company anticipates that the actions will take effect on June [     ], 2004.

      All share numbers and share prices provided in this Information Statement have been adjusted to reflect all stock splits effected prior to the Record Date, including the 1-for-15 reverse stock split of the Common Stock effected on January 7, 2003.

Reason for the Written Consent

The Surebridge Acquisition

      On May 6, 2004, the Company announced that it has signed a definitive asset purchase agreement (the “Asset Purchase Agreement”) pursuant to which the Company will acquire substantially all of the assets and liabilities of Surebridge, Inc. (“Surebridge”), a privately held provider of managed application services for mid-market companies. The closing of the acquisition is expected to occur in May 2004 and is subject to the satisfaction of customary closing conditions.

      Under the terms of the Asset Purchase Agreement, the Company will acquire substantially all of the assets of Surebridge in exchange for two promissory notes in the aggregate principal amount of $39.5 million (subject to certain adjustments based on the financials of Surebridge at closing), 3,000,000 shares of Common Stock (the “Fixed Shares”) and the assumption of certain liabilities of Surebridge at closing.

      The promissory notes to be issued by the Company to Surebridge consist of a Primary Note and an Escrow Note (collectively, the “Notes”). The Primary Note shall have a principal amount equal to $39.5 million less the principal amount of the Escrow Note. The Escrow Note shall have a principal amount equal to approximately 12.5% of the value of the aggregate consideration of the transaction and shall be deposited into escrow for the purpose of satisfying indemnification claims by the Company pursuant to the Asset Purchase Agreement.

      The Notes accrue interest on the unpaid balance at an annual rate of 10% and shall be paid in full no later than the second anniversary of the closing. No interest shall accrue on any principal paid on the Notes within six months after the closing. In the event that the Company realizes net proceeds in excess of $1 million from certain equity or debt financings or sales of assets, the Company is obligated to make payments on the Notes equal to 75% of all such net proceeds.

      The outstanding principal and accrued interest of the Notes shall be convertible into shares of Common Stock (the “Conversion Shares”) at the election of the holder (i) at any time following the first anniversary of the closing if the aggregate principal outstanding under the Notes at such time is greater than or equal to $20 million, (ii) at any time following the 18-month anniversary of the closing if the aggregate principal outstanding under the Notes at such time is greater than or equal to $10 million, (iii) at any time following the second anniversary of the closing, and (iv) at any time following an event of default thereunder. The conversion price shall be fixed at the average closing price of the Common Stock for the ten-day period ending one day prior to closing.

      For a period of one year following the closing of the acquisition, Surebridge shall not sell, transfer, assign, convey, encumber, gift, distribute or otherwise dispose of the Fixed Shares, the Conversion Shares or the Notes; provided, however, if the Company does not make certain payments under the Notes or otherwise suffers an event of default thereunder, Surebridge may sell the Fixed Shares and the Conversion Shares at any time thereafter.

      The number of Fixed Shares to be issued to Surebridge at closing is not subject to any adjustments prior to such issuance. The Fixed Shares and the Conversion Shares shall have certain demand and piggyback registration rights pursuant to a Registration Rights Agreement to be entered into by and between the Company and Surebridge.

     The Stock Plan Amendment

      On May 6, 2004, the Board of Directors of the Company approved, subject to stockholder approval, an amendment (the “Stock Plan Amendment”) to the Company’s Amended and Restated 2003 Stock Incentive Plan, to increase the maximum number of shares of Common Stock pursuant to which the Company may grant stock options and restricted stock awards thereunder from 3,800,000 to 6,800,000 shares.

     The Written Consent

      On May 6, 2004, Atlantic Investors, LLC, the majority stockholder of the Company (“Atlantic Investors”), delivered to the Company an executed written consent of stockholders, in the form attached as Appendix I, approving (i) the issuance of the Fixed Shares and the Conversion Shares, and (ii) the Stock Plan Amendment.

Voting and Vote Required

      The Company is not seeking consent, authorizations or proxies from you. Section 228 of the Delaware General Corporation Law (“Section 228”) provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for a meeting. Approval of at least a majority of the outstanding shares of Common Stock present and voting on the matter at a meeting would be required to approve each of (i) the issuance of the Fixed Shares and the Conversion Shares, and (ii) the Stock Plan Amendment.

      As of the Record Date, the Company had 24,829,228 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. On the Record Date, Atlantic Investors held 17,292,550 shares, or approximately 69.6%, of the Company’s Common Stock. Accordingly, the matters approved by Atlantic Investors by written consent on the Record Date have been approved under Section 228 and require no further stockholder action.

Notice Pursuant to Section 228

      Pursuant to Section 228, the Company is also required to provide prompt notice of the taking of a corporate action by written consent to the stockholders who have not consented in writing to such action. This Information Statement also serves as the notice required by Section 228.

Dissenters’ Rights of Appraisal

      The Delaware General Corporation Law does not provide dissenters’ rights of appraisal to the Company’s stockholders in connection with the matters approved by written consent.

Householding of Stockholder Materials

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” stockholder materials, such as proxy statements, information statements and annual reports. This means that only one copy of this Information Statement may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of this Information Statement to you if you write or call us at the following address or telephone number: Investor Relations Department, NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810, telephone: (888) 298-8222. If you want to receive separate copies of stockholder materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact NaviSite at the above address and telephone number.

APPROVAL OF THE ISSUANCE OF THE FIXED SHARES AND THE CONVERSION SHARES

The Surebridge Acquisition

      On May 6, 2004, the Company announced that it has signed the Asset Purchase Agreement pursuant to which the Company will acquire substantially all of the assets and liabilities of Surebridge, a privately held provider of managed application services for mid-market companies. The closing of the acquisition is expected to occur in May 2004 and is subject to the satisfaction of customary closing conditions. Under the terms of the Asset Purchase Agreement, the Company will acquire substantially all of the assets of Surebridge in exchange for the Notes in the aggregate principal amount of $39.5 million (subject to certain adjustments based on the financials of Surebridge at closing), the 3,000,000 Fixed Shares and the assumption of certain liabilities of Surebridge at closing.

      The Primary Note shall have a principal amount equal to $39.5 million less the principal amount of the Escrow Note. The Escrow Note shall have a principal amount equal to approximately 12.5% of the value of the aggregate consideration of the transaction and shall be deposited into escrow for the purpose of satisfying indemnification claims by the Company pursuant to the Asset Purchase Agreement. The Notes accrue interest on the unpaid balance at an annual rate of 10% and shall be paid in full no later than the second anniversary of the closing. No interest shall accrue on any principal paid on the Notes within six months after the closing. In the event that the Company realizes net proceeds in excess of $1 million from certain equity or debt financings or sales of assets, the Company is obligated to make payments on the Notes equal to 75% of all such net proceeds.

      The outstanding principal and accrued interest of the Notes shall be convertible into the Conversion Shares at the election of the holder (i) at any time following the first anniversary of the closing if the aggregate principal outstanding under the Notes at such time is greater than or equal to $20 million, (ii) at any time following the 18-month anniversary of the closing if the aggregate principal outstanding under the Notes at such time is greater than or equal to $10 million, (iii) at any time following the second anniversary of the closing, and (iv) at any time following an event of default thereunder. The conversion price shall be fixed at the average closing price of the Common Stock for the ten-day period ending one day prior to closing. Assuming a conversion price of $5.00, and assuming no prepayments or successful indemnification claims by the Company, the maximum number of Conversion Shares issuable upon conversion of the Notes at the maturity date is approximately 9,480,000 shares.

      For a period of one year following the closing of the acquisition, Surebridge shall not sell, transfer, assign, convey, encumber, gift, distribute or otherwise dispose of the Fixed Shares, the Conversion Shares or the Notes; provided, however, if the Company does not make certain payments under the Notes or otherwise suffers an event of default thereunder, Surebridge may sell the Fixed Shares and the Conversion Shares at any time thereafter.

      The number of Fixed Shares to be issued to Surebridge at closing is not subject to any adjustments prior to such issuance. The Fixed Shares and the Conversion Shares shall have certain demand and piggyback registration rights pursuant to a Registration Rights Agreement to be entered into by and between the Company and Surebridge.

Nasdaq Stockholder Approval Requirements

      The Common Stock is listed on The Nasdaq SmallCap Market. The NASD rules governing Nasdaq require stockholder approval of any issuance of securities (i) in connection with the acquisition of the stock or assets of another company that will or potentially will result in the issuance of shares representing 20% or more of the issuer’s outstanding shares of common stock or voting power prior to the issuance of such securities, or (ii) that will or potentially will result in a change of control of the issuer.

      Specifically, NASD Rule 4350(i)(1)(C) requires that the issuer of stock in connection with the acquisition of the stock or assets of another company secure stockholder approval prior to an issuance where the issuance or potential issuance of the shares of common stock, or securities convertible into or exercisable for common stock, would result in the issuance of 20% or more of the common stock or voting power of the issuer before the issuance. In addition, NASD Rule 4350(i)(1)(B) requires that the issuer of stock secure stockholder approval prior to an issuance or potential issuance which will result in a change of control of the issuer.

      Nasdaq rules do not require stockholder approval of the acquisition of the assets and liabilities of Surebridge by the Company or the issuance of the Fixed Shares or the Notes. However, the potential issuance of the Conversion Shares upon conversion of the Notes, when added to the issuance of the Fixed Shares, would potentially equal or exceed the 20% threshold and could potentially be deemed a change of control of the Company under applicable Nasdaq rules. Therefore, for purposes of the applicable Nasdaq rules, the Company’s stockholders approved the issuance of the Fixed Shares and the Conversion Shares prior to any issuance which would equal or exceed the 20% threshold or be deemed a change of control of the Company.

      On May 6, 2004, Atlantic Investors delivered to the Company an executed written consent of stockholders approving the issuance of the Fixed Shares and the Conversion Shares. This Information Statement is being sent to all stockholders of the Company as notice that such action has been taken. The Company is not asking that you vote to approve the issuance of the Fixed Shares and the Conversion Shares. Under federal law governing the taking of stockholder action by written consent, stockholder approval of the issuance of the Fixed Shares and the Conversion Shares will be deemed effective 20 days after the mailing of this Information Statement to stockholders of the Company.

APPROVAL OF THE STOCK PLAN AMENDMENT

      On May 6, 2004, the Board of Directors of the Company approved, subject to stockholder approval, an amendment to the Company’s Amended and Restated 2003 Stock Incentive Plan (as amended, the “2003 Plan”), to increase the maximum number of shares of Common Stock pursuant to which the Company may grant stock options and restricted stock awards thereunder from 3,800,000 to 6,800,000 shares. The Board adopted the Stock Plan Amendment because the number of shares currently available under the 2003 Plan is insufficient to satisfy the expected foreseeable future share requirements thereunder. The Board of Directors believes that continued grants of stock options, as well as grants of restricted stock awards, will be an important element in attracting and retaining key employees who are expected to contribute to the Company’s growth and success. NaviSite’s management relies on stock options as essential parts of the compensation packages necessary for NaviSite to attract and retain experienced officers and employees. As of May 6, 2004 and following approval by the stockholders of the Stock Plan Amendment, 3,016,691 shares were available for issuance under the 2003 Plan. The closing price of NaviSite Common Stock on May 6, 2004 was $5.20.

Summary of the 2003 Plan

      The 2003 Plan was adopted, subject to stockholder approval, by NaviSite’s Board of Directors on July 10, 2003, and amended and restated on November 11, 2003 to increase the number of shares of Common Stock available for issuance under such plan from 2,600,000 to 3,800,000. The 2003 Plan was approved by the stockholders of the Company on December 9, 2003 at the Annual Meeting of Stockholders. The 2003 Plan provides for the grant of options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, options not intended to qualify as incentive stock options and restricted stock awards (each, an “Award”) to NaviSite’s employees, officers and directors, consultants or advisors. Incentive stock options may be granted only to employees of NaviSite. A maximum of 6,800,000 shares of Common Stock are eligible for issuance under the 2003 Plan upon the exercise of options or in connection with Awards. If any Award expires, or is terminated, surrendered or canceled without having been fully exercised or forfeited, in whole or in part (including as a result of shares of Common Stock being repurchased by NaviSite at the original issue price pursuant to a contractual repurchase right), or results in the Common Stock not being issued, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the 2003 Plan.

      As of May 6, 2004, approximately 397 persons were eligible to receive Awards under the 2003 Plan, including the Company’s five executive officers and three non-employee directors. The granting of Awards under the 2003 Plan is discretionary, and the Company cannot now determine the number or type of Awards to be granted in the future to any particular person or group of persons. The following table summarizes options awarded under the 2003 Plan as of May 6, 2004 to designated individuals and groups since the adoption of the 2003 Plan in July 2003:

Number of
Name and Principal Position	Options Granted

Arthur P. Becker
Chief Executive Officer and President	460,000
Gabriel Ruhan
Chief Operating Officer	460,000
Patricia Gilligan
Former Chief Executive Officer	—
Kevin H. Lo
Former Chief Financial Officer and Former Senior Vice President of Finance and Strategy	—
Current Executive Officers, as a group	1,160,000
Current Non-Executive Officer Directors, as a group	170,000
Non-Executive Officer Employees, as a group	2,765,125

      The purpose of the 2003 Plan is to provide Awards to employees, officers, directors, consultants and advisors of NaviSite and its present or future parent or subsidiary corporations (each a “Participant”), all of whom are eligible to receive Awards under the 2003 Plan. A copy of the 2003 Plan is attached to this Information Statement as Appendix II. The following is a summary of the 2003 Plan and should be read together with the 2003 Plan. The summary is qualified in its entirety by reference to the 2003 Plan.

      Administration. The 2003 Plan is administered by the Board of Directors. The Board of Directors has the power to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the 2003 Plan as it may deem advisable. The Board of Directors may correct any defect, supply any omission or reconcile any inconsistency in the 2003 Plan or any Award in the manner and to the extent it shall deem expedient to carry the 2003 Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. The Board may delegate its powers to one or more committees of the Board or to one or more executive officers of NaviSite (provided, that the Board of Directors shall fix the terms of the Awards granted by the executive officer and the maximum number of shares that the executive officer may grant and that no executive officer shall have the power to grant Awards to another executive officer (as defined in Rule 3b-7 of the Exchange Act, or to any officer (as defined in Rule 16a-1 of the Exchange Act) of NaviSite).

      Per-Participant Limit. No Participant may be granted Awards during any one calendar year to purchase more than 650,000 shares of Common Stock.

      Exercise Price. The Board establishes the exercise price at the time each option is granted.

      Exercise of Options. Each option granted under the 2003 Plan shall either be fully exercisable at the time of grant or shall become exercisable in such installments as the Board may specify. Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the option, unless otherwise specified by the Board. Each option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable. During the Participant’s lifetime, Awards may be exercised only by the Participant.

      Payment for Exercise of Options. Payment for the exercise of options under the 2003 Plan may be made by one or any combination of the following forms of payment (a) by cash or check payable to the order of NaviSite; (b) except as otherwise explicitly provided in the applicable option agreement, by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to NaviSite sufficient funds to pay the exercise price or any required tax withholding, or delivery by the Participant to NaviSite of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to NaviSite cash or a check sufficient to pay the exercise price and any required tax withholding; (c) when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by the Participant valued at fair market value (as determined by or in a manner approved by the Board) provided that such method of payment is then permitted by law and such Common Stock, if acquired directly from NaviSite, was owned by the Participant for at least six months; or (d) to the extent permitted by the Board, (x) by delivery of a promissory note of the Participant to NaviSite (on terms determined by the Board) or (y) payment of such other lawful consideration as the Board may determine.

      Transferability. Except as otherwise provided in the applicable option agreement, options are not transferable except by will or by the laws of descent and distribution.

      Restricted Stock. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of NaviSite to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award.

      Acquisition of NaviSite. Upon the occurrence of a Reorganization Event (as defined below) or the execution by NaviSite of any agreement with respect to any Reorganization event, the Board shall provide that all outstanding options outstanding under the 2003 Plan shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). If the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such options, then all then unexercised options will become exercisable in full as of a time specified by the Board prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), then the Board may instead provide that all outstanding options outstanding under the 2003 Plan shall terminate upon consummation of such Reorganization Event and that each optionholder shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such options.

      Upon the occurrence of a Reorganization Event, the repurchase and other rights of NaviSite under each outstanding restricted stock award shall inure to the benefit of NaviSite’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such restricted stock award. “Reorganization Event” is defined in the 2003 Plan as follows: (a) any merger or consolidation of NaviSite with or into another entity as a result of which all of the Common Stock of NaviSite is converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of all of the Common Stock of NaviSite for cash, securities or other property pursuant to a share exchange transaction.

      Effect of Termination, Disability or Death. The Board determines the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or designated beneficiary, may exercise rights under the Award.

      Amendment of Award. The Board of Directors may amend, modify or terminate any outstanding Award, including but not limited to, by substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an ISO (as defined below) to a non-qualified stock option, provided that the Participant’s consent to such action shall be required unless the Board of Directors determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

      Termination and Amendment of Plan. The Board may amend, suspend or terminate the 2003 Plan or any portion thereof at any time. Unless terminated sooner, no Awards may be granted under the 2003 Plan after July 9, 2013, but Awards previously granted may extend beyond that date.

United States Federal Income Tax Consequences

      THE FOLLOWING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS GRANTED UNDER THE 2003 PLAN IS BASED UPON THE PROVISIONS OF THE INTERNAL REVENUE CODE AS IN EFFECT ON THE DATE OF THIS INFORMATION STATEMENT, CURRENT REGULATIONS, AND EXISTING ADMINISTRATIVE RULINGS OF THE INTERNAL REVENUE SERVICE. THIS DISCUSSION IS NOT INTENDED TO BE A COMPLETE DISCUSSION OF ALL OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE 2003 PLAN OR OF THE REQUIREMENTS THAT MUST BE MET IN ORDER TO QUALIFY FOR THE DESCRIBED TAX TREATMENT.

      Incentive Stock Options (“ISOs”). The following general rules are applicable under current United States federal income tax law to ISOs granted under the 2003 Plan:

1.	In general, an optionee will not recognize any taxable income upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of an ISO, and NaviSite will not be entitled to a federal income tax deduction upon either the grant or the exercise of an ISO.

2.	If shares acquired upon exercise of an ISO are not disposed of within (i) two years from the date the ISO was granted or (ii) one year from the date the shares are issued to the optionee pursuant to the exercise of the ISO (the “Holding Periods”), the difference between the amount realized on any subsequent disposition of the shares and the exercise price generally will be treated as capital gain or loss to the optionee.

3.	If shares acquired upon exercise of an ISO are disposed of and the optionee does not satisfy the Holding Periods (a “Disqualifying Disposition”), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition, will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

4.	The difference between the amount realized by an optionee as the result of a Disqualifying Disposition and the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules generally will be treated as capital gain or loss to the optionee.

5.	In any year that an optionee recognizes ordinary income on a Disqualifying Disposition of shares acquired upon exercise of an ISO, NaviSite generally will be entitled to a corresponding federal income tax deduction.

6.	An optionee may be entitled to exercise an ISO by delivering shares of NaviSite Common Stock to NaviSite in payment of the exercise price, if the optionee’s ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.

7.	In addition to the tax consequences described above, the exercise of an ISO may result in an “alternative minimum tax” to the optionee. In general, the amount by which the fair market value of the shares received upon exercise of the ISO exceeds the exercise price is included in the optionee’s alternative minimum taxable income. A taxpayer is required to pay the greater of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

8.	Capital gain or loss recognized by an optionee on a disposition of shares will be long-term capital gain or loss if the optionee’s holding period for the shares exceeds one year.

9.	Special rules apply if the shares acquired upon the exercise of an ISO are subject to vesting, or are subject to certain reporting requirements and restrictions on resale under federal securities laws applicable to directors, certain officers or 10% stockholders.

      Non-Qualified Options. The following general rules are applicable under current United States federal income tax law to Non-Qualified Options granted under the 2003 Plan:

1.	In general, an optionee will not recognize any taxable income upon the grant of a Non-Qualified Option, and NaviSite will not be entitled to a federal income tax deduction upon such grant.

2.	An optionee generally will recognize ordinary income at the time of exercise of the Non-Qualified Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. NaviSite may be required to withhold tax on this amount.

3.	When an optionee sells the shares acquired upon the exercise of a Non-Qualified Option, he or she generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee’s holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

4.	When an optionee recognizes ordinary income attributable to a Non-Qualified Option, NaviSite generally should be entitled to a corresponding federal income tax deduction.

5.	An optionee may be entitled to exercise a Non-Qualified Option by delivering shares of NaviSite Common Stock to NaviSite in payment of the exercise price, if the optionee’s option agreement so provides. If an optionee exercises a Non-Qualified Option in such fashion, special rules will apply.

6.	Special rules apply if the shares acquired upon the exercise of a Non-Qualified Option are subject to vesting, or are subject to certain reporting requirements and restrictions on resale under federal securities laws applicable to directors, certain officers or 10% stockholders.

      Restricted Stock Awards. The following general rules are applicable under current United States federal income tax law to Awards comprised of restricted Common Stock under the 2003 Plan:

      Persons receiving restricted Common Stock under the under the 2003 Plan pursuant to Awards generally will not recognize taxable income upon the grant of the Award, unless the Participant makes an election under Section 83(b) of the Code (an “83(b) Election”). If the Participant makes an 83(b Election within 30 days of the date of grant, the Participant will recognize ordinary income, for the year the Award is granted, in an amount equal to the difference between the fair market value of the shares received (determined on the date of the Award) over the purchase price. If an 83(b) Election is not made, then the Participant will recognize ordinary income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The Participant will have a tax basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary income recognized.

      Upon the disposition of the Common Stock acquired pursuant to a restricted stock Award, the Participant will recognize capital gain or loss equal to the difference between the sale price of the Common Stock and the Participant’s basis in the Common Stock. The capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year.

Equity Compensation Plan Information as of July 31, 2003

      The following table sets forth certain information regarding NaviSite’s equity compensation plans as of July 31, 2003.

	(a)	(b)	(c)

	Number of		Number of Securities
	Securities to be	Weighted-Average	Available for Future
	Issued Upon	Exercise Price of	Issuance Under
	Exercise of	Outstanding	Equity Compensation
	Outstanding	Options,	Plans (Excluding
	Options, Warrants	Warrants and	Securities Reflected
Plan Category	and Rights	Rights	in Column (a))

Equity compensation plans approved by security holders	273,506	$67.93	683,464
Equity compensation plans not approved by security holders(1)	2,272,000	$2.55	328,000

Total	2,545,506	$9.57	1,011,464

(1)	Consists of options to purchase 2,272,000 shares of Common Stock granted under the 2003 Plan. The 2003 Plan was originally approved, subject to stockholder approval, by the Board of Directors on July 10, 2003, and amended and restated by the Board of Directors on November 11, 2003. The

2003 Plan was approved by NaviSite’s stockholders on December 9, 2003 at the Annual Meeting of Stockholders.

      On May 6, 2004, Atlantic Investors delivered to the Company an executed written consent of stockholders approving the Stock Plan Amendment. This Information Statement is being sent to all stockholders of the Company as notice that such action has been taken. The Company is not asking that you vote to approve the Stock Plan Amendment. Under federal law governing the taking of stockholder action by written consent, stockholder approval of the Stock Plan Amendment will be deemed effective 20 days after the mailing of this Information Statement to stockholders of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as of April 30, 2004 (unless otherwise indicated), with respect to the beneficial ownership of Common Stock by the following:

•	each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock;

•	each of the Company’s directors;

•	each of the Named Executive Officers (as defined below under the heading “Executive Compensation”); and

•	all of the current executive officers and directors as a group.

      For purposes of the following table, beneficial ownership is determined in accordance with the rules promulgated by the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted in the footnotes to the respective tables, the Company believes that each person or entity named in the tables has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them (or shares such power with his or her spouse). Under such rules, shares of Common Stock issuable under options that are currently exercisable or exercisable within 60 days after April 30, 2004 (“Presently Exercisable Options”) are deemed outstanding and are included in the number of shares beneficially owned by a person named in the table and are used to compute the percentage ownership of that person. These shares are not, however, deemed outstanding for computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each person listed in the table is c/o NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810. The percentage ownership of Common Stock of each person or entity named in the following table is based on 24,829,228 shares of Common Stock outstanding as of April 30, 2004 plus any shares subject to Presently Exercisable Options held by such person.

	NaviSite Common Stock

	Number of		Percentage of
	Shares		Common
	Beneficially		Stock
Name and Address of Beneficial Owner	Owned		Outstanding

5% Stockholders
Atlantic Investors, LLC(1)	17,292,550		69.6%
20 East 66th Street
New York, NY 10021
Hewlett-Packard Financial Services Company	4,416,592		17.8%
420 Mountain Ave.
Murray Hill, NJ 07974
Directors and Named Executive Officers
Andrew Ruhan(2)	—		*
Arthur P. Becker	384,733	(3)	1.5%
Gabriel Ruhan	171,666	(4)	*
Larry Schwartz	24,444	(4)	*
James Dennedy	28,611	(4)	*
Thomas R. Evans	11,111	(4)	*
Patricia Gilligan(5)	—		*
Kevin H. Lo(6)	—		*
All current executive officers and directors as a group (8 persons)	653,898	(7)	2.6%

*	Less than 1%.

(1)	Based on information provided by Atlantic Investors in a Form 4 dated April 29, 2004 filed with the Securities and Exchange Commission on May 3, 2004. Includes 170,898 shares subject to an option granted to Mr. Denis Martin.

(2)	Excludes 17,292,550 shares of Common Stock owned by Atlantic Investors with respect to which Mr. A. Ruhan disclaims beneficial ownership. Mr. A. Ruhan holds a 10% equity interest in Unicorn Worldwide Holdings Limited, a managing member of Atlantic Investors.

(3)	Consists of (i) 213,067 shares of Common Stock owned by Madison Technology LLC and 171,666 shares of Common Stock issuable upon the exercise of Presently Exercisable Options. Excludes 17,292,550 shares of Common Stock owned by Atlantic Investors with respect to which Mr. Becker disclaims beneficial ownership. Mr. Becker is the managing member of Madison Technology LLC, a managing member of Atlantic Investors.

(4)	Consists of shares of Common Stock issuable upon the exercise of Presently Exercisable Options.

(5)	Served as the Company’s Chief Executive Officer until February 2003 and her relationship with the Company terminated in March 2003.

(6)	Served as the Company’s Chief Financial Officer and Vice President of Finance and Strategy until April 2003.

(7)	Includes 440,831 shares of Common Stock issuable upon the exercise of Presently Exercisable Options.

ADDITIONAL INFORMATION ABOUT NAVISITE

Director Compensation

      In November 2003, after completing a review of director compensation for comparable companies, the Board of Directors agreed (i) to grant to future independent directors upon initial election to the Board options to purchase 50,000 shares of NaviSite Common Stock and (ii) that any independent director be paid $7,500 per year, payable in quarterly installments. Additionally, upon re-election to the Board of Directors subsequent to the 2003 Annual Meeting of Stockholders, independent directors of the Board of Directors will be granted an annual option to purchase 15,000 shares of NaviSite Common Stock. The initial option grant of 50,000 shares shall vest monthly over three years (1/36th of the number of shares vest monthly). The subsequent annual option grant of 15,000 shares shall vest monthly over 12 months. The Chairperson of each of the Audit Committee and the Compensation Committee also will receive, upon re-election to the Board of Directors at each annual meeting of stockholders, an option to purchase 10,000 shares of NaviSite Common Stock. This option shall vest monthly over a period of 12 months.

      During the 2003 fiscal year, directors did not receive any option grants. Messrs. Dennedy and Schwartz each received $1,500 during fiscal year 2003 for service on the Board of Directors and $6,000 each paid in October 2003 for participating on a special committee of the Board of Directors during and subsequent to fiscal year 2003.

      On October 3, 2003, Mr. Evans was elected to the Board of Directors of the Company. At such time, the Company did not have an existing stock option plan pursuant to which Mr. Evans was eligible to participate and receive an initial option grant. On December 9, 2003, the stockholders of the Company approved the 2003 Plan. On such date, Mr. Evans was granted an option to purchase 50,000 shares of Common Stock under such plan. A Special Committee of the Board of Directors determined that the exercise price of such option be set at $3.53 per share, equal to the closing price of the Company’s Common Stock on October 3, 2003. The option was vested and exercisable as to 2/36th of the number of shares subject to the option on the date of grant. The option vests and becomes exercisable as to 1/36th of the number of shares subject to the option on the third day of each month commencing January 3, 2004 until fully vested on October 3, 2006.

      On April 3, 2003, Mr. Schwartz was elected to the Board of Directors of the Company. On July 10, 2003, the Company granted stock options to substantially all of its executive officers and employees. At such time, the Company did not have an existing stock option plan pursuant to which Mr. Schwartz was eligible to participate and receive an initial option grant. On December 9, 2003, the stockholders of the Company approved the 2003 Plan. On such date, Mr. Schwartz was granted an option to purchase 50,000 shares of Common Stock under such plan. A Special Committee of the Board of Directors determined that the exercise price of such option be set at $2.55 per share, equal to the closing price of the Company’s Common Stock on July 10, 2003. The option was vested and exercisable as to 8/36th of the number of shares subject to the option on the date of grant. The option vests and becomes exercisable as to 1/36th of the number of shares subject to the option on the third day of each month commencing January 3, 2004 until fully vested on April 3, 2006.

      On January 27, 2003, Mr. Dennedy was elected to the Board of Directors of the Company. On July 10, 2003, the Company granted stock options to substantially all of its executive officers and employees. At such time, the Company did not have an existing stock option plan pursuant to which Mr. Dennedy was eligible to participate and receive an initial option grant. On December 9, 2003, the stockholders of the Company approved the 2003 Plan. On such date, Mr. Dennedy was granted an option to purchase 50,000 shares of Common Stock under such plan. A Special Committee of the Board of Directors determined that the exercise price of such option be set at $2.55 per share, equal to the closing price of the Company’s Common Stock on July 10, 2003. The option was vested and exercisable as to 10/36th of the number of shares subject to the option on the date of grant. The option vests and becomes exercisable as to 1/36th of the number of shares subject to the option on the 27th day of each month commencing December 27, 2003 until fully vested on January 27, 2006.

      In connection with his chairmanship of the Compensation Committee of the Board of Directors, on December 9, 2003, Mr. Schwartz was granted an option to purchase 10,000 shares of Common Stock. The option vests and becomes exercisable as to 1/12th of the number of shares subject to the option on each monthly anniversary date of the date of grant until fully vested on the first anniversary of the date of grant.

      In connection with his chairmanship of the Audit Committee of the Board of Directors, on December 9, 2003, Mr. Dennedy was granted an option to purchase 10,000 shares of Common Stock. The option vests and becomes exercisable as to 1/12th of the number of shares subject to the option on each monthly anniversary date of the date of grant until fully vested on the first anniversary of the date of grant.

      Apart from the arrangements discussed above, NaviSite does not pay any cash compensation to members of its Board of Directors for their services as members of the Board of Directors, although directors are reimbursed for their reasonable travel expenses incurred in connection with attending Board of Directors and committee meetings. Directors who are also NaviSite officers or employees are eligible to participate in the 2003 Plan. Following approval by NaviSite’s stockholders in December 2003 of the 2003 Plan, no additional option grants shall be made under the 1998 Equity Incentive Plan, the 1999 Stock Option Plan for Non-Employee Directors or the 2000 Stock Option Plan. However, all then-outstanding options under such plans shall remain in effect and the option grants to the independent directors, as described above, will be made under the 2003 Plan.

      NaviSite and each member of the Board of Directors have entered into an indemnification agreement pursuant to which the directors will be indemnified by NaviSite, subject to certain limitations, for any liabilities incurred by the directors in connection with their role as directors of NaviSite.

Executive Compensation

Summary Compensation Table

      The following table sets forth certain summary information with respect to the compensation paid during the fiscal years ended July 31, 2003, 2002 and 2001 earned by each of (i) all individuals who served as the Chief Executive Officer during the fiscal year ended July 2003, (ii) one other executive officer who was serving as an executive officer on July 31, 2003 whose total annual salary and bonuses for fiscal year 2003 exceeded $100,000 and (iii) one former executive officer who would have been among the most highly compensated executive officers during fiscal year 2003 had he remained as an executive officer as of July 31, 2003 (collectively, the “Named Executive Officers”). In the table below, columns required by the regulations of the SEC have been omitted where no information was required to be disclosed under those columns.

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation

					Awards

	Annual Compensation				Securities
					Underlying	All Other
Name and Principal Position	July 31,	Salary	Bonus		Options	Compensation

Arthur P. Becker(1)	2003	$121,635	—		40,000	—
Chief Executive Officer and President
Gabriel Ruhan(2)	2003	$205,769	—		40,000	—
Chief Operating Officer
Patricia Gilligan	2003	$176,634	—		—	$276,756	(3)
Former Chief Executive Officer	2002	$262,724	$122,025	(4)	33,333	$2,921	(5)
	2001	$215,909	$180,713	(6)	19,833	$3,501	(5)
Kevin H. Lo	2003	$147,692	—		—	$210,615	(7)
Former Chief Financial Officer	2002	$175,628	$117,000	(8)	33,333	—
and Former Senior Vice President	2001	$100,660	$8,274		12,333	—
of Finance and Strategy

(1)	Mr. Becker became NaviSite’s Chief Executive Officer and President in February 2003.

(2)	Mr. Ruhan served as NaviSite’s Executive Vice President for Business Development from October 2002 until April 2003, when he became NaviSite’s Chief Operating Officer.

(3)	Includes $275,000 of severance and $1,756 to cover certain health benefits. Ms. Gilligan’s relationship with NaviSite ended in March 2003.

(4)	Includes $50,000 retention bonus paid on March 15, 2002 and $72,025 management incentive bonus paid on August 19, 2002.

(5)	Represents the amount of matching contributions made by NaviSite under CMGI’s 401(k) Plan.

(6)	Includes $125,000 retention bonus paid on July 31, 2001.

(7)	Consists of a severance payment of $200,000, plus $1,000 to cover certain health benefits and a vacation payout of $9,615. Mr. Lo’s employment with NaviSite ended in April 2003.

(8)	Consists of $50,000 retention bonus, $25,000 of which was paid on December 14, 2001 and $25,000 of which was paid on March 15, 2002, and $67,000 management incentive bonus paid on August 19, 2002.

Option Grants During the Fiscal Year Ended July 31, 2003

      The following table sets forth information regarding options to purchase NaviSite Common Stock granted to the Named Executive Officers during the fiscal year ended July 31, 2003. The exercise price per share of each option is equal to the fair market value of NaviSite Common Stock on the date of grant, as determined pursuant to the 1998 Equity Incentive Plan. Potential realizable values set forth in the table are net of the exercise price, but before taxes associated with the exercise, and are based on the assumption that NaviSite Common Stock appreciates at the annual rate shown from the date of the grant until the expiration of the ten-year option term. These numbers are calculated based on rules of the SEC and do not represent NaviSite’s estimate or projection of future stock prices. The actual amount a Named Executive Officer may realize, if any, will depend upon the future performance of NaviSite Common Stock and the optionholder’s continued employment with NaviSite through the vesting period. Accordingly, the potential realizable values reflected in the table may not be achieved. NaviSite has never granted any stock appreciation rights.

STOCK OPTION GRANTS IN THE FISCAL YEAR ENDED JULY 31, 2003

	Individual Grants					Potential Realizable
Value at Assumed
	Number of	Percent of				Annual Rates of Stock
	Securities	Total Options				Price Appreciation for
	Underlying	Granted to		Exercise		Option Term
	Options	Employees in		Price	Expiration
Name	Granted	Fiscal Year		(Per Share)	Date	5%	10%

Arthur P. Becker(1)	40,000	31.21	%(2)	$2.55	7/9/2013	$64,147	$162,562
Gabriel Ruhan(1)	40,000	31.21	%(2)	$2.55	7/9/2013	$64,147	$162,562
Patricia Gilligan	—	—		—	—	—	—
Kevin H. Lo	—	—		—	—	—	—

(1)	On July 10, 2003, each was granted this option under the 1998 Equity Incentive Plan. The options are exercisable with respect to 50% of the underlying shares as of the grant date, July 10, 2003, and thereafter, exercisable in equal monthly installments of 1/24th of the number of shares and shall be exercisable in full on the first anniversary of the grant date. With respect to each option grant, 100% of the option vests and becomes exercisable in the event of a change in control and termination of employment within twelve months from such change in control.

(2)	Based on option grants under all of NaviSite’s equity incentive plans other than the grants made pursuant to the 2003 Plan, which were subject to stockholder approval at July 31, 2003.

Options Exercised During Fiscal Year Ended July 31, 2003

      The following table sets forth information concerning options to purchase NaviSite Common Stock exercised by the Named Executive Officers during the fiscal year ended July 31, 2003, and the number and value of unexercised options to purchase NaviSite Common Stock held by the Named Executive Officers as of July 31, 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at July 31, 2003		at July 31, 2003(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Arthur P. Becker	20,000	20,000	$8,000	$8,000
Gabriel Ruhan	20,000	20,000	$8,000	$8,000
Patricia Gilligan	—	—	—	—
Kevin H. Lo	—	—	—	—

(1)	The value of the unexercised in-the-money NaviSite options is calculated by multiplying the number of shares of NaviSite Common Stock underlying the options by the difference between $2.95, which was the closing price per share of NaviSite Common Stock on the Nasdaq SmallCap Market on July 31, 2003 and the applicable per share exercise price of the option.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee currently consists of Messrs. Dennedy, Schwartz and Evans. During fiscal year 2003, Messrs. David Wetherell, Andrew Ruhan and Arthur Becker served as members of the Compensation Committee. Mr. Wetherell is the Chairman of CMGI, with whom NaviSite had a significant relationship until September 2002. Since 2000, Mr. Andrew Ruhan, our Chairman, has served as Chief Executive Officer of ClearBlue and Mr. Becker, our Chief Executive Officer and President and a member of the Board of Directors, has served as Vice Chairman and a director of ClearBlue. CMGI, NaviSite, ClearBlue and certain of ClearBlue’s affiliates engaged in various transactions during fiscal year 2003. ClearBlue was the majority stockholder of NaviSite until August 2003, when it distributed the

Common Stock it held in NaviSite to its equityholders. As a result of such distribution, Atlantic Investors is now the holder of a majority of our outstanding stock. As of May 6, 2004, Atlantic Investors and its affiliates owned, directly or indirectly, approximately 69.6% of the outstanding capital stock of NaviSite. Mr. Becker is a co-founder of Atlantic Investors. Since 1999, Mr. Becker has been a Managing Member of Madison Technology LLC, an investment fund that is focused on technology and telecommunications companies, which is a managing member of Atlantic Investors.

Compensation Committee Report

      This report discusses the Compensation Committee’s compensation objectives and policies with respect to NaviSite’s executive officers. The report reviews the compensation of senior executive officers as a group for the last fiscal year and, specifically, the compensation of Arthur P. Becker, NaviSite’s Chief Executive Officer.

      Compensation Philosophy. NaviSite’s executive compensation program has three objectives: (i) to align the interests of its executive officers with the interests of NaviSite’s stockholders by basing a significant portion of an executive’s compensation on NaviSite’s performance; (ii) to attract and retain highly talented and productive executives; and (iii) to provide incentives for superior performance by NaviSite’s executives. To achieve these objectives, the Compensation Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of a bonus, and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefit programs that are offered to all of NaviSite’s employees.

      The Compensation Committee reviews NaviSite’s executive compensation program annually. In its review, the Compensation Committee assesses the competitiveness of NaviSite’s executive compensation program and reviews NaviSite’s performance for the previous fiscal year. In future years, the Compensation Committee will gauge the success of the compensation program in achieving its objectives in the previous year and will consider NaviSite’s overall performance objectives. Each element of NaviSite’s executive compensation program is discussed below.

      Benefits. The Compensation Committee believes that NaviSite must offer a competitive benefits program to attract and retain key executives. NaviSite provides the same medical and other benefits to its executive officers that are generally available to its other employees. Senior executives, along with all eligible employees of NaviSite, may also choose to participate in NaviSite’s 401(k) plan.

      Long-Term Incentive Compensation. The Compensation Committee believes that placing a portion of an executive’s total compensation in the form of stock options achieves three objectives: (i) it aligns the interest of NaviSite’s executives directly with those of NaviSite’s stockholders; (ii) it gives executives a significant long-term interest in NaviSite’s success; and (iii) it helps NaviSite retain key executives. In determining the number and terms of options to grant an executive, the Compensation Committee will primarily consider subjectively the executive’s past performance and the degree to which an incentive for long-term performance would benefit NaviSite.

      Compensation of the Chief Executive Officer. The Compensation Committee believes that the compensation of the Chief Executive Officer is consistent with NaviSite’s general policies concerning executive compensation and is appropriate in light of NaviSite’s financial objectives and performance. Awards of intermediate and long-term incentive compensation to the Chief Executive Officer are considered concurrently with awards to other executive officers and follow the same general policies as such other intermediate and long-term incentive awards.

      Mr. Becker has served as a director of NaviSite since September 11, 2002 and became its Chief Executive Officer and President in February 2003. Mr. Becker’s base salary for the portion of the last fiscal year during which he served as Chief Executive Officer was at a rate of $275,000 per year. In July 2003, Mr. Becker also received an option to acquire 40,000 shares of NaviSite Common Stock at an exercise price of $2.55 per share. Mr. Becker’s compensation was designed to align his interests with those of NaviSite’s stockholders by tying the value of the stock option award and his eligibility for periodic cash bonuses to the success of his efforts towards building NaviSite’s management team, business and infrastructure and improving the operating and financial performance of NaviSite. The Compensation Committee believes that Mr. Becker’s compensation has been consistent with the Compensation Committee’s compensation philosophy.

      During NaviSite’s last fiscal year, under the leadership of Mr. Becker, NaviSite successfully executed its business plan and stabilized its business. Operationally, during fiscal year 2003, NaviSite experienced a significant transition, including the acquisitions discussed in “Certain Relationships and Related Transactions” and a balance sheet restructuring, to position NaviSite among the leaders in the outsourced hosting and managed application services market. NaviSite also expanded its service offerings and diversified its customer base, while at the same time implemented an operational plan that should bring costs more in line with projected revenue growth.

      Policy on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a federal income tax deduction to public companies for certain compensation over $1,000,000 paid to a company’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee intends to review the potential effects of Section 162(m) periodically and intends to structure NaviSite’s stock option grants and certain other equity-based awards in a manner that is intended to avoid disallowances under Section 162(m) of the Code unless the Compensation Committee believes that such compliance would not be in the best interest of NaviSite or its stockholders.

COMPENSATION COMMITTEE

Larry Schwartz, Chairman
James Dennedy
Thomas R. Evans

Change in Control

      On September 11, 2002, each of CMGI, Inc. (“CMGI”) and Hewlett-Packard Financial Services Company sold and transferred to ClearBlue Technologies, Inc., a privately-held managed service provider based in San Francisco, California (“ClearBlue”), and certain of its subsidiaries, the following equity and debt interests in the Company:

•	Pursuant to a Note and Stock Purchase Agreement by and between CMGI and ClearBlue, CMGI sold and transferred to ClearBlue approximately 4.7 million shares of Common Stock, representing approximately 76% of the outstanding capital stock of the Company, warrants to purchase approximately 345,000 shares of Common Stock and a convertible note with an aggregate principal amount outstanding of $10 million. The $10 million convertible note was convertible into approximately 2.5 million shares of Common Stock. ClearBlue issued 131,579 shares of ClearBlue common stock to CMGI in the transaction, representing approximately 2% of the issued and outstanding equity of ClearBlue after giving effect to the transactions on such date with CMGI and Hewlett-Packard Financial Services Company.

•	Pursuant to a Note and Stock Purchase Agreement by and between Hewlett-Packard Financial Services Company and ClearBlue, Hewlett-Packard Financial Services Company sold and transferred to ClearBlue approximately 213,000 shares of Common Stock, and convertible notes with an aggregate principal amount outstanding of approximately $55 million. The $55 million convertible notes were convertible into approximately 14.1 million shares of Common Stock. ClearBlue issued 1,447,368 shares of ClearBlue common stock to Hewlett-Packard Financial Services Company in the transaction, representing approximately 22% of the issued and outstanding equity of ClearBlue after giving effect to the transactions on such date with CMGI and Hewlett-Packard Financial Services Company.

      As a result of the foregoing transactions, ClearBlue became NaviSite’s majority stockholder. In August 2003, ClearBlue transferred to its stockholders, including Atlantic Investors, its majority stockholder, the shares of Common Stock owned by it. On May 6, 2004, Atlantic Investors held 17,292,550 shares, or approximately 69.6%, of the Company’s Common Stock.

Stock Performance Graph

      The following graph compares the cumulative total return to stockholders of NaviSite Common stock for the period from October 22, 1999, the date NaviSite Common Stock was first traded on The Nasdaq National Market, through July 31, 2003, with the cumulative total return over the same period of (i) the Nasdaq Composite Index and (ii) a peer group index of publicly traded companies that provide similar services to those of NaviSite (the “Peer Group Index”). The graph assumes the investment of $100 in NaviSite Common Stock (at the closing price on the date of NaviSite’s initial public offering) and in each of such indices (and the reinvestment of all dividends, if any) on October 22, 1999. The performance shown is not necessarily indicative of future performance.

Comparison of Cumulative Total Return

(Assumes Initial Investment of $100)
October 22, 1999 Through July 31, 2003

		Nasdaq
Measurement Period		Composite	Peer Group
(Fiscal Year Covered)	NaviSite, Inc.	Index	Index(1)

10/22/99	$100.00	$100.00	$100.00
7/31/00	$243.30	$133.70	$97.14
7/31/01	$4.31	$71.76	$82.27
7/31/02	$0.69	$47.43	$47.83
7/31/03	$1.13	$62.13	$49.56

(1)	The Peer Group Index is a modified-capitalization weighted index of stocks selected by NaviSite that represents the following publicly traded companies: International Business Machines Corporation, Electronic Data Systems Corporation, Computer Sciences Corporation, Level 3 Communications, Inc., Qwest Communications International Inc., divine, inc., AT&T Corp., Digex, Incorporated, Akamai Technologies, Inc., Corio, Inc. and SBC Communications Inc.

      Notwithstanding anything to the contrary set forth in any of NaviSite’s filings under the Securities Act or the Exchange Act that might incorporate other filings with the SEC, including this Information Statement, in whole or in part, the Compensation Committee Report and the Stock Performance Graph shall not be deemed incorporated by reference into any such filings.

Employment Agreements and Severance and Change of Control Arrangements

      NaviSite entered into an employment agreement with Arthur P. Becker as of February 21, 2003, pursuant to which he would be employed as NaviSite’s Chief Executive Officer and President. His agreement is for a continuous term, but subject to the provisions described below, may be terminated by either party at any time. Pursuant to this agreement, Mr. Becker is entitled to receive:

•	a base salary, currently $275,000 per year, which is reviewed by our Board of Directors annually (but no more frequently than annually);

•	an annual bonus upon NaviSite’s achievement of various financial and/or other goals established by the Board; and

•	fringe benefits, including stock options and health insurance and other benefits available to our employees.

      If Mr. Becker’s employment is terminated (i) by reason of death or disability, (ii) by NaviSite with cause or (iii) due to his voluntarily resignation, then he will receive no additional salary or benefits other than what has accrued through the date of termination.

      If Mr. Becker’s employment is terminated without cause and he signs a general release of known and unknown claims in a form satisfactory to NaviSite, Mr. Becker will receive severance payments at his final base salary rate, less applicable withholding, until the earlier of (i) six months after the date of his termination without cause, or (ii) the date on which he first commences other employment.

      In connection with the termination of their employment with us, each of Ms. Gilligan and Mr. Lo entered into a Severance Agreement and General Release which provided for the following in exchange for the general release of all claims against NaviSite and related parties:

•	Ms. Gilligan received a severance payment of $275,000, plus $1,756 to cover certain health benefits.

•	Mr. Lo received a severance payment of $200,000, plus $1,000 to cover certain health benefits and a vacation payout of $9,615.

By Order of the Board of Directors,

KENNETH DRAKE
Secretary

June [     ], 2004

APPENDIX I

WRITTEN CONSENT OF

STOCKHOLDERS OF NAVISITE, INC.

      The undersigned, being the record holder of a majority of the issued and outstanding shares of Common Stock of NaviSite, Inc., a Delaware corporation (the “Company”), does hereby take the following actions and adopt the following resolutions in accordance with Section 228(a) of the General Corporation Law of the State of Delaware:

      WHEREAS, it has been proposed that the Company engage in a business combination (the “Transaction”) with Surebridge, Inc., a Delaware corporation (the “Target”);

      WHEREAS, the Board of Directors of the Company has approved the Transaction, the Asset Purchase Agreement (the “Purchase Agreement”) entered into or to be entered into by and among the Company, Target and Lexington Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (the “Acquisition Sub”), the Primary Note (the “Primary Note”), the Escrow Note (the “Escrow Note”, and together with the Primary Note, the “Notes”), the Registration Rights Agreement, the Escrow Agreement and the related exhibits, annexes and schedules to the Purchase Agreement;

      WHEREAS, at the Closing (as defined in the Purchase Agreement), in accordance with and subject to the terms and conditions set forth in the Purchase Agreement, the Target will sell substantially all of its assets to the Acquisition Sub (the “Sale”);

      WHEREAS, as consideration for the purchase of substantially all of the assets of the Target, at the Closing of the Sale, the Company shall (i) issue the Notes to the Target, (ii) issue 3,000,000 shares (the “Company Shares”) of its common stock, par value $.01 per share (the “Common Stock”) to the Target, and (iii) assume certain liabilities of the Target;

      WHEREAS, NASD Rule 4350(i)(1)(C) requires that the issuer of stock in connection with the acquisition of the stock or assets of another company secure stockholder approval prior to an issuance where the issuance or potential issuance of the shares of common stock, or securities convertible into or exercisable for common stock, would result in the issuance of 20% or more of the common stock or voting power of the issuer before the issuance;

      WHEREAS, NASD Rule 4350(i)(1)(B) requires that the issuer of stock secure stockholder approval prior to an issuance or potential issuance which will result in a change of control of the issuer;

      WHEREAS, the issuance of the Company Shares and the issuance or potential issuance of the shares of Common Stock of the Company upon the conversion of the Notes (the “Conversion Shares”) would potentially equal or exceed the 20% threshold and would potentially result in a change of control of the Company;

      WHEREAS, the Board of Directors of the Company has approved an amendment (the “Amendment”) to Section 4(a) of the Company’s Amended and Restated 2003 Stock Incentive Plan (the “Plan”), subject to the approval of the Company’s stockholders, to increase the maximum number of shares of Common Stock available for issuance pursuant to the Plan from 3,800,000 to 6,800,000 shares; and

      WHEREAS, the Board of Directors of the Company is seeking stockholder approval of (i) the issuance of the Company Shares and the Conversion Shares, and (ii) the Amendment.

      NOW, THEREFORE, BE IT RESOLVED, that the issuance of the Company Shares and the Conversion Shares be and hereby is authorized and approved.

      RESOLVED, FURTHER, that the amendment to Section 4(a) of the Plan to increase the number of shares of Common Stock of the Company issuable pursuant to the Plan from 3,800,000 to 6,800,000 shares be and hereby is authorized and approved.

I-1

      RESOLVED, FURTHER, that the directors of the Company are hereby authorized and directed to take any such action as may be deemed necessary and advisable in order to carry out the purpose and intent of the foregoing resolutions.

      The actions set forth in this Written Consent of Stockholder shall be effective on the first calendar day that is not less than 20 calendar days after the date that the definitive Schedule 14C “information statement,” as such term is defined in Rule 14c-1 promulgated under Regulation 14C of the Securities Exchange Act of 1934, as amended (“Regulation 14C”), relating to such actions is sent or given in accordance with Rule 14c-2 promulgated under Regulation 14C.

      IN WITNESS WHEREOF, the undersigned stockholder has caused this Written Consent of Stockholders to be executed on the 6th day of May, 2004.

ATLANTIC INVESTORS LLC

By: UNICORN WORLDWIDE HOLDINGS
LIMITED, a managing member of Atlantic
Investors LLC

By:	/s/ SIMON COOPER

Name: Simon Cooper

Title:	Director

I-2

APPENDIX II

NAVISITE, INC.

AMENDED AND RESTATED

2003 STOCK INCENTIVE PLAN

1.	Purpose

      The purpose of this Amended and Restated 2003 Stock Incentive Plan (the “Plan”) of NaviSite, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

      All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted options or restricted stock awards (each, an “Award”) under the Plan. Each person who has been granted an Award under the Plan shall be deemed a “Participant”.

3.	Administration and Delegation

      (a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

      (b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the executive officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or executive officers.

      (c) Delegation to Executive Officers. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such executive officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the executive officers may grant; provided further, however, that no executive officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.	Stock Available for Awards

      (a) Number of Shares. Subject to adjustment under Section 7, Awards may be made under the Plan for up to 3,800,000 shares of common stock, $.01 par value per share, of the Company (the “Common Stock”). If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

      (b) Per-Participant Limit. Subject to adjustment under Section 7, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 650,000 per calendar year. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code (“Section 162(m)”).

5.	Stock Options

      (a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

      (b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of NaviSite, Inc., any of NaviSite, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option.

      (c) Exercise Price. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement.

      (d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement.

      (e) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

      (f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as the Board may, in its sole discretion, otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) when the Common Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board in good faith (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law and (ii) such Common Stock, if acquired directly from the Company was owned by the Participant at least six months prior to such delivery;

(4) to the extent permitted by the Board, in its sole discretion by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(5) by any combination of the above permitted forms of payment.

      (g) Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2.

6.     Restricted Stock

      (a) Grants. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

      (b) Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

      (c) Stock Certificates. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

7.	Adjustments for Changes in Common Stock and Certain Other Events

      (a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the per-Participant limit set forth in Section 4(b), (iii) the number and class of securities and exercise price per share subject to each outstanding Option, and (iv) the repurchase price per share subject to each outstanding Restricted Stock Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 7(a) applies and Section 7(c) also applies to any event, Section 7(c) shall be applicable to such event, and this Section 7(a) shall not be applicable.

      (b) Liquidation or Dissolution. In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participants provide that all then unexercised Options will

(i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The Board may specify the effect of a liquidation or dissolution on any Restricted Stock Award granted under the Plan at the time of the grant.

      (c) Reorganization Events

      (1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction.

      (2) Consequences of a Reorganization Event on Options. Upon the occurrence of a Reorganization Event, or the execution by the Company of any agreement with respect to a Reorganization Event, the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

      Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, then the Board shall, upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options. To the extent all or any portion of an Option becomes exercisable solely as a result of the first sentence of this paragraph, upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price. Such repurchase right (1) shall lapse at the same rate as the Option would have become exercisable under its terms and (2) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to the first sentence of this paragraph.

      (3) Consequences of a Reorganization Event on Restricted Stock Awards. Upon the occurrence of a Reorganization Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such

Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

8.	General Provisions Applicable to Awards

      (a) Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

      (b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

      (c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

      (d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

      (e) Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

      (f) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, by substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

      (g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

      (h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

9.	Miscellaneous

      (a) No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

      (b) No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

      (c) Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board, but no Award granted to a Participant that is intended to comply with Section 162(m) shall become exercisable, vested or realizable, as applicable to such Award, unless and until the Plan has been approved by the Company’s stockholders to the extent stockholder approval is required by Section 162(m) in the manner required under Section 162(m) (including the vote required under Section 162(m)). No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

      (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company’s stockholders if required by Section 162(m) (including the vote required under Section 162(m)).

      (e) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

Adopted by the Board of Directors on November 11, 2003.

Approved by the Stockholders on December 9, 2003.

AMENDMENT NO. 1 TO THE NAVISITE, INC.

AMENDED AND RESTATED
2003 STOCK INCENTIVE PLAN

      The Amended and Restated 2003 Stock Incentive Plan (the “Plan”) of NaviSite, Inc. is hereby amended as follows (capitalized terms used herein and not defined herein shall have the respective meaning ascribed to such terms in the Plan):

1. Section 4(a) of the Plan shall be deleted in its entirety and replaced with the following:

“(a) Number of Shares. Subject to adjustment under Section 7, Awards may be made under the Plan for up to 6,800,000 shares of common stock, $.01 par value per share, of the Company (the “Common Stock”). If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.”

2. Except as aforesaid, the Plan shall remain in full force and effect.

Adopted by the Board of Directors on May 6, 2004.

Approved by the Stockholders on May 6, 2004.

NVI-IS-04